Exhibit 10.1

  LAPOLLA INDUSTRIES, INC.

  as Borrower
  ______________________________________________________________________________
  ______________________________________________________________________________

  LOAN AND SECURITY AGREEMENT

  Dated as of August 31, 2010
  ______________________________________________________________________________
  ______________________________________________________________________________

  BANK OF AMERICA, N.A.,

  as Lender

(i)

8.2.	Administration of Accounts.	32
8.3.	Administration of Inventory.	33
8.4.	Administration of Equipment.	34
8.5.	Administration of Deposit Accounts	34
8.6.	General Provisions.	34
8.7.	Power of Attorney	35
SECTION 9.	REPRESENTATIONS AND WARRANTIES	36
9.1.	General Representations and Warranties	36
9.2.	Complete Disclosure	40
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	40
10.1.	Affirmative Covenants	40
10.2.	Negative Covenants	44
10.3.	Financial Covenants	46
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	47
11.1.	Events of Default	47
11.2.	Remedies upon Default.	48
11.3.	License	49
11.4.	Setoff	49
11.5.	Remedies Cumulative; No Waiver.	49
SECTION 12.	MISCELLANEOUS	50
12.1.	Consents, Amendments and Waivers.	50
12.2.	Indemnity	50
12.3.	Notices and Communications.	50
12.4.	Performance of Borrower's Obligations	51
12.5.	Credit Inquiries	51
12.6.	Severability	51
12.7.	Cumulative Effect; Conflict of Terms	51
12.8.	Counterparts	51
12.9.	Entire Agreement	51
12.10.	No Control; No Advisory or Fiduciary Responsibility	51
12.11.	Confidentiality	52
12.12.	Reserved.	52
12.13.	GOVERNING LAW	52
12.14.	Consent to Forum.	52
12.15.	Waivers by Borrower	53
12.16.	Patriot Act Notice	53
12.17.	NO ORAL AGREEMENT.	53

LIST OF SCHEDULES

Schedule 1.1	Certain Account Debtors
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(ii)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of August 31, 2010, between LAPOLLA INDUSTRIES, INC., a Delaware corporation (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).

R E C I T A L S:

Borrower has requested that Lender provide a credit facility to Borrower to finance its business enterprise.  Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.         DEFINITIONS; RULES OF CONSTRUCTION

1.1.         Definitions.  As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have correlative meanings.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below:

Base Rate Revolver Loans	LIBOR Revolver Loans	LIBOR Term Loans
2.00%	3.00%	3.75%

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

LOAN AND SECURITY AGREEMENT -

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Lender's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Lender in its discretion may elect to impose from time to time.

Bank Product: any of the following products, services or facilities extended to Borrower or Subsidiary by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by Borrower or Subsidiary, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.50%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Revolver Commitment, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve; provided notwithstanding the foregoing that, for purposes of clause (b) preceding, the amount included in the Inventory Formula Amount in respect of Inventory located in Canada plus the amount included in the Accounts Formula Amount in respect of Accounts payable by an Account Debtor that is organized or has its principal office or assets in Canada shall not at any time exceed $4,000,000

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Lender, by which Borrower certifies calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Texas, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

LOAN AND SECURITY AGREEMENT -

“Canadian Sales”: all sales of goods or services by Borrower to residents of Canada or with respect to which the sales price is payable by residents of Canada.

Capital Expenditures: all liabilities incurred or expenditures made by Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender's Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Lender's good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.  "Cash Collateralization" has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

Cash Management Services: any services provided from time to time by Lender or any of its Affiliates to Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

LOAN AND SECURITY AGREEMENT -

Change of Control: (a) Richard J. Kurtz ceases to own and control, beneficially and of record, directly or indirectly, greater than 51% of all Voting Equity Interests in Borrower; (b) a change in the majority of directors of Borrower, unless approved by the then majority of directors; or (c) all or substantially all of Borrower's assets are sold or transferred.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 11.2.

Commitments: the Revolver Commitment and Term Loan Commitment.

Compliance Certificate: a certificate, in form and substance satisfactory to Lender, by which Borrower certifies compliance with Sections 10.2.3 and 10.3 and lists all outstanding Bank Products.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

LOAN AND SECURITY AGREEMENT -

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for Borrower, in favor of Lender, as security for the Obligations.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrower at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.

EBITDA: determined on a consolidated basis for Borrower and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income).

Eligible Account: an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Lender, in its discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than (i) 90 days after the original invoice date if the original due date is 30 days or less from the original invoice date or (iii) 120 days after the original invoice date if the original due date is more than 30 days and less than or equal to 60 days from the original invoice date and the Account Debtor for such Account is listed in Schedule 1.1; (b) 25% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Lender may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless payment of such Account is secured by an irrevocable letter of credit, in form and substance satisfactory to Lender and issued by a financial institution acceptable to Lender, in each case in Lender’s sole discretion, payable in Dollars in the full face amount of such Account, and Lender has control (as defined by Section 9.107 of the UCC) of all Letter of Credit Rights associated with such letter of credit; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

LOAN AND SECURITY AGREEMENT -

Eligible Inventory: Inventory owned by Borrower that Lender, in its discretion, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Lender's duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States or Canada, is not in transit except between locations of Borrower, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts Borrower's or Lender's right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver; (k) is located on premises owned or leased by Borrower at which the aggregate Value of all Eligible Inventory located on such premises exceeds $100,000, (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (m) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

LOAN AND SECURITY AGREEMENT -

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excluded Tax: with respect to Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located; and (b) any branch profits taxes imposed by the United States, Canada or any similar tax imposed by any other jurisdiction in which Borrower is located.

Extraordinary Expenses: all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

LOAN AND SECURITY AGREEMENT -

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrower and Subsidiaries for the most recently completed twelve calendar months, of (a) EBITDA to (b) the sum of Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), cash taxes paid, interest expense (other than payment-in-kind), principal payments made on Borrowed Money, and Distributions made.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrower.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Lender arising on or before the payment date.  The Revolver Loans shall not be deemed to have been paid in full until the Revolver Commitment has expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantors: Richard Kurtz and each other Person who guarantees payment or performance of any Obligations, and Guarantor means any of the foregoing.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.

LOAN AND SECURITY AGREEMENT -

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Lender and its officers, directors, employees, Affiliates, agents and attorneys.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Lender such Obligor's rights under key-man life, business interruption or other insurance policies as Lender deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower's business (but excluding Equipment).

Inventory Formula Amount: the lesser of (i) 55% of the Value of Eligible Inventory, (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory or (iii) $5,000,000.

Inventory Reserve: reserves established by Lender to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

LC Application: an application by Borrower to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

LOAN AND SECURITY AGREEMENT -

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Lender in its discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Lender in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower, in form satisfactory to Lender.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to Lender.

Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.

Letter of Credit: any standby or documentary letter of credit issued by Lender for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Lender for the benefit of Borrower.

Letter of Credit Subline: $3,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Lender at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source designated by Lender); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Lender's London branch to major banks in the London interbank Eurodollar market.  If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans or LIBOR Term Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

LOAN AND SECURITY AGREEMENT -

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person's interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan or Term Loan.

Loan Account: the loan account established by Lender on its books pursuant to Section 5.7.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender's Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $250,000 or more.

Moody's: Moody's Investors Service, Inc., and its successors.

LOAN AND SECURITY AGREEMENT -

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal, if any, of Borrower's Inventory performed by an appraiser and on terms satisfactory to Lender.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Revolver Loans, in form satisfactory to Lender.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: Borrower, each Guarantor, and any other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations, and “Obligors” means all the foregoing.

Ordinary Course of Business: the ordinary course of business of Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.

LOAN AND SECURITY AGREEMENT -

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.4.

Patent Assignment: each patent collateral assignment agreement pursuant to which an Obligor assigns to Lender such Obligor's interests in its patents, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Lender, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $100,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) approved in writing by Lender.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $100,000 or less at any time.

“Permitted Distribution”:  A Distributions in respect of preferred shares of Borrower, provided, that Borrower has demonstrated to Lender on a pro forma basis that (a) Availability equaled or exceeded and amount equal to the sum of (i) $1,500,000 plus (ii) the amount of such proposed Distribution, for each of the 30 consecutive days preceding the date of making such proposed Distribution, (b) the Fixed Charge Coverage Ratio is 1.25:1.0, (c) all Obligations in respect of the Term Loan have been paid in full and (d) no Default or Event of Default shall be in existence.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $100,000 at any time and its incurrence does not violate Section 10.2.3.

LOAN AND SECURITY AGREEMENT -

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Prime Rate: the rate of interest announced by Lender from time to time as its prime rate.  Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrower than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

LOAN AND SECURITY AGREEMENT -

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").

Restricted Investment: any Investment by Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Lender's Lien and control, pursuant to documentation in form and substance satisfactory to Lender; and (c) loans and advances permitted under Section 10.2.7.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: Lender's obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $10,000,000 in the aggregate.

Revolver Loan: a loan made pursuant to Section 2.1.

Revolver Termination Date: August 31, 2013.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.

S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Lender and providers of Bank Products.

Security Documents: the Guaranties, Patent Assignments, Trademark Security Agreements, Insurance Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

LOAN AND SECURITY AGREEMENT -

Subordinated Debt: Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: a loan made pursuant to Section 2.2.

Term Loan Commitment: Lender's obligation to make a Term Loan in an amount up to $2,500,000.

Term Loan Maturity Date: August 31, 2012.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants a Lien to Lender on such Obligor's interests in trademarks, as security for the Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of Texas or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of Borrower to Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

LOAN AND SECURITY AGREEMENT -

Voting Equity Interests: in the case of a corporation, Equity Interests that, by their terms or pursuant to any voting agreement or arrangement, entitle the record or beneficial owner thereof to vote in an election of directors of such corporation.

1.2.           Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower's certified public accountants concur in such change, the change is disclosed to Lender, and Section 10.3 is amended in a manner satisfactory to Lender to take into account the effects of the change.

1.3.           Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of Texas from time to time:  "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangibles," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right" and "Supporting Obligation."

1.4.           Certain Matters of Construction.  The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding."  The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender's notice address under Section 12.3.1; or (g) discretion of Lender mean its sole and absolute discretion.  All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP).  Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase "to the best of Borrower's knowledge" or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

LOAN AND SECURITY AGREEMENT -

SECTION 2.         CREDIT FACILITIES

2.1.         Revolver Commitment.

2.1.1           Revolver Loans.  Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrower in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date.  The Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lender have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2           Use of Proceeds.  The proceeds of Revolver Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrower.

2.1.3           Voluntary Reduction or Termination of Revolver Commitment.

(a)           The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 90 days prior written notice to Lender at any time after the first Loan Year, Borrower may, at its option, terminate the Revolver Commitment and this credit facility.  Any notice of termination given by Borrower shall be irrevocable.  On the termination date, Borrower shall make Full Payment of all Obligations.

(b)           Borrower may permanently reduce the Revolver Commitment upon at least 90 days prior written notice to Lender, which notice shall specify the amount of the reduction and shall be irrevocable once given.  Each reduction shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof.

2.1.4           Overadvances.  If the aggregate Revolver Loans exceed the Borrowing Base ("Overadvance") at any time, the excess amount shall be payable by Borrower on demand by Lender, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2.         Term Loan Commitment.  Lender agrees, on the terms set forth herein, to make a Term Loan to Borrower in an amount up to the Term Loan Commitment.  The Term Loan shall be funded by Lender on the Closing Date, and the Term Loan Commitment shall expire upon funding.  Once repaid, whether such repayment is voluntary or required, no portion of the Term Loan may be reborrowed.

2.3.         Letter of Credit Facility.

2.3.1           Issuance of Letters of Credit.  Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)           Borrower acknowledges that Lender's willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount.  Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.

LOAN AND SECURITY AGREEMENT -

(b)           Letters of Credit may be requested by Borrower only (i) to support obligations of Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Lender may approve from time to time in writing.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Lender.

(c)           Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority.  Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.

(d)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2        Reimbursement.  If Lender honors any request for payment under a Letter of Credit, Borrower shall pay to Lender, on the same day ("Reimbursement Date"), the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrower.  The obligation of Borrower to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary.  Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.3.3        Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrower shall, at Lender's request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Lender the amount of all other LC Obligations.  If Borrower fails to provide Cash Collateral as required herein, Lender may advance, as Revolver Loans, the amount of the Cash Collateral required.

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SECTION 3.         INTEREST, FEES AND CHARGES

3.1.         Interest.

3.1.1        Rates and Payment of Interest.

(a)           The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.  Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower.  If a Loan is repaid on the same day made, one day's interest shall accrue.

(b)           During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Lender for this.

(c)           Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2        Application of LIBOR to Outstanding Loans.

(a)           Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)           Whenever Borrower desires to convert or continue Loans as LIBOR Loans, Borrower shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3        Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans, Borrower shall select an interest period ("Interest Period") to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a)           the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

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(b)           if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)           no Interest Period shall extend beyond the Revolver Termination Date; and no Interest Period for a LIBOR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on the Term Loan.

3.1.4        Interest Rate Not Ascertainable.  If Lender shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Lender shall immediately notify Borrower of such determination.  Until Lender notifies Borrower that such circumstance no longer exists, the obligation of Lender to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2.         Fees.

3.2.1        Unused Line Fee.  Borrower shall pay to Lender a fee equal to 0.75% per annum times the amount by which the Revolver Commitment exceeds the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2        LC Facility Fees.  Borrower shall pay to Lender (a) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) a fronting fee equal to 0.25% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3        Closing Fee.  Borrower shall pay to Lender a closing fee of $100,000, which shall be paid concurrently with the funding of the initial Loans hereunder.1

3.3.         Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.         Reimbursement Obligations.  Borrower shall reimburse Lender for all Extraordinary Expenses.  Borrower shall also reimburse Lender for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender's personnel or a third party.  All legal, accounting and consulting fees shall be charged to Borrower by Lender's professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Lender or any of its Affiliates may have with such professionals with respect to this or any other transaction.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrower under this Section shall be due on demand.
___________________________
1 To be adjusted for per diem field exam expenses up to $15,000.

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3.5.         Illegality.  If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrower shall prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6.         Inability to Determine Rates.  If Lender notifies Borrower for any reason in connection with a request for a Borrowing of, conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to Lender of funding such Loan, then the obligation of Lender to make or maintain LIBOR Loans shall be suspended until it revokes the notice.  Upon receipt of the notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.         Increased Costs; Capital Adequacy.

3.7.1        Change in Law.  If any Change in Law shall:

(a)           impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);

(b)           subject Lender to any Tax with respect to any Loan, Loan Document or Letter of Credit, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or

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(c)           impose on Lender or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document or Letter of Credit;

and the result thereof shall be to increase the cost to Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

3.7.2        Capital Adequacy.  If Lender determines that any Change in Law affecting Lender or its holding company regarding capital requirements has or would have the effect of reducing the rate of return on Lender's or such holding company's capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration Lender's and such holding company's policies with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3        Compensation.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.         Mitigation.  If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay additional amounts under Section 5.8, then Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it.  Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.9.         Funding Losses.  If for any reason (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a LIBOR Loan when required hereunder, then Borrower shall pay to Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lender shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund its LIBOR Loans.

3.10.       Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate").  If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

LOAN AND SECURITY AGREEMENT -

SECTION 4.         LOAN ADMINISTRATION

4.1.         Manner of Borrowing and Funding Revolver Loans.

4.1.1        Notice of Borrowing.

(a)           Whenever Borrower desires funding of a Borrowing of Revolver Loans, Borrower shall give Lender a Notice of Borrowing.  Such notice must be received by Lender no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 11:00 a.m. shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)           Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations.  The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, Lender may, at its option, charge such Obligations against any operating, investment or other account of Borrower maintained with Lender or any of its Affiliates.

(c)           If Borrower establishes a controlled disbursement account with Lender or any of its Affiliates, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment.  The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2        Fundings.  Lender shall fund each Borrowing on the applicable funding date and, subject to the terms of this Agreement, shall disburse the proceeds as directed by Borrower.

4.1.3        Notices.   Borrower authorizes Lender to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrower based on telephonic or e-mailed instructions.  Borrower shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Lender, the records of Lender shall govern.  Lender shall not have any liability for any loss suffered by Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on Borrower's behalf.

4.2.         Number and Amount of LIBOR Loans; Determination of Rate.   Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000 plus any increment of $100,000 in excess thereof.  No more than four Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.  Upon determining LIBOR for any Interest Period requested by Borrower, Lender shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

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4.3.         One Obligation.  The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrower and (unless otherwise expressly provided in any Loan Document) shall be secured by Lender's Lien upon all Collateral.

4.4.         Effect of Termination.  On the effective date of any termination of the Revolver Commitment, all Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products.  All undertakings of Borrower contained in the Loan Documents shall survive any termination, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Lender shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Lender may incur as a result of the dishonor or return of Payment Items applied to Obligations, Lender receives (a) a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such damages; or (b) such Cash Collateral as Lender, in its discretion, deems necessary to protect against any such damages.  The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.8, 12.2 and this Section, and the obligation of each Obligor with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.         PAYMENTS

5.1.         General Payment Provisions.  All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.         Repayment of Revolver Loans.  Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium.  If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans.  Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Lender's demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3.         Repayment of Term Loan.

5.3.1        Payment of Principal.  Principal of the Term Loan shall be repaid on the first Business Day of each month in consecutive monthly installments on the first Business Day of each month, commencing on October 1, 2010, each such installment to be in an amount equal to 1/24 of the principal balance of the Term Loan outstanding on the Closing Date, until the Term Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loan shall be due and payable in full.  Once repaid, whether such repayment is voluntary or required, no portion of the Term Loan may be reborrowed.

5.3.2        Mandatory Prepayments.

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(a)           Concurrently with any Permitted Asset Disposition of Equipment, Borrower shall prepay the Term Loan in an amount equal to the Net Proceeds of such disposition;

(b)           Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrower shall prepay the Term Loan in an amount equal to such proceeds, subject to Section 8.6.2;

(c)           Concurrently with the receipt of any key man life insurance proceeds, Borrower shall prepay the Term Loan in an amount equal to such proceeds;

(d)           Concurrently with any issuance of Equity Interests by Borrower (other than Equity Interests issued pursuant to Borrower’s Equity Incentive Plan or the exercise of any outstanding warrants), Borrower shall prepay the Term Loan in an amount equal to the net proceeds of such issuance; and

(e)           On the Commitment Termination Date, Borrower shall prepay the entire Term Loan (unless sooner repaid hereunder).

5.3.3        Optional Prepayments.  Borrower may, at its option from time to time after April 15, 2011, prepay the Term Loan, which prepayment must be at least $50,000, plus any increment of $50,000 in excess thereof, provided that (a) no Default or Event of Default shall exist at the time of, or result from, such prepayment, and (b) Borrower’s Availability shall exceed $1,500,000, in each such case after giving effect to such prepayment.  Borrower shall give written notice to Lender of an intended prepayment of the Term Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month.

5.3.4        Interest; Application of Prepayments.  Each prepayment of the Term Loan shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to principal in inverse order of maturity.

5.4.         Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.         Marshaling; Payments Set Aside.  Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrower is made to Lender, or Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.         Application of Payments.  The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.  However, solely for purposes of computing interest hereunder, and in addition to Lender's standard fees and charges relating to the account, any application by Lender of such balance to the Obligations shall be deemed to be made at the beginning of the second Business Day.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists.  Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Lender deems advisable.

LOAN AND SECURITY AGREEMENT -

5.7.         Loan Account; Account Stated.

5.7.1        Loan Account.  Lender shall maintain in accordance with its usual and customary practices an account or accounts ("Loan Account") evidencing the Debt of Borrower resulting from each Loan or issuance of a Letter of Credit from time to time.  Any failure of Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.  Lender may maintain a single Loan Account in the name of Borrower, and Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.  Entries Binding.  Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8.         Taxes.

5.8.1        Payments Free of Taxes.  All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes.  If Applicable Law requires any Obligor or Lender to withhold or deduct any Tax (including backup withholding or withholding Tax), Lender shall pay the amount withheld or deducted to the relevant Governmental Authority.  If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased so that Lender receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made.  Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2        Payment.  Borrower shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Lender for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Lender, or paid by Lender, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto.  A certificate as to the amount of any such payment or liability delivered to Borrower by Lender shall be conclusive, absent manifest error.  As soon as practicable after any payment of Taxes by Borrower, Borrower shall deliver to Lender a receipt from the Governmental Authority or other evidence of payment satisfactory to Lender.

5.9.         Nature and Extent of Borrower's Liability.

5.9.1        Liability.  Borrower agrees that it is liable for, and absolutely and unconditionally agrees to pay and perform all Obligations and all agreements under the Loan Documents.  Borrower agrees that its obligations hereunder shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (g) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

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5.9.2        Waivers.

(a)           Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Borrower.  Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations.  It is agreed among Borrower and Lender that the provisions of this Section 5.9 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit.  Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.9.  If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Borrower might otherwise have had.  Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys Borrower's rights of subrogation against any other Person.  Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.9, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

5.9.3        Subordination.  Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.         CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrower hereunder, until the date ("Closing Date") that each of the following conditions has been satisfied:

(a)           Each other Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

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(b)           Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as all Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)           Lender shall have received evidence, in form and substance satisfactory to Lender, that concurrently upon disbursement of the initial Borrowings all Debt owing by Borrower to ComVest Capital, LLC will be paid in full and all Liens securing such Debt will be released and terminated.

(d)           Lender shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Lender.

(e)           Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the  .

(f)            Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g)           Lender shall have received a written opinion of Greenbaum Rowe Smith & Davis LLP, as well as any local counsel to Borrower or Lender, in form and substance satisfactory to Lender.

(h)           Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.  Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where such Obligor's conduct of business or ownership of Property necessitates qualification.

(i)            Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents.

(j)            Lender shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Lender.  No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2009.

(k)           Borrower shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(l)            Lender shall have received a Borrowing Base Certificate prepared as of the Closing Date.

(m)           After giving effect to all Borrowings to be made on the Closing Date and payment of all fees and expenses due hereunder, and with all of Borrower’s indebtedness, liabilities, and obligations current, Borrower’s Availability, less the aggregate amount of past due payables aged 60 days or more past the original invoice date, shall not be less than the greater of (i) 10% of the Borrowing Base and (ii) $1,000,000.

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(n)           Borrower shall have delivered evidence to Lender, in form and substance satisfactory to Lender, that EBITDA for the fiscal quarter ended June 30, 2010 was not less than $750,000.

(o)           Lender shall have received financial statements, in form and substance acceptable to Lender, for Guarantor.

(p)           an Insurance Assignment in respect of key man life insurance on the life of Douglas J. Kramer, in form and substance acceptable to Lender.

(q)           a Deposit Account Control Agreement for each deposit account into which any proceeds of Collateral will be deposited pursuant to this Agreement.

6.2.         Conditions Precedent to All Credit Extensions.  Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)           The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)           All conditions precedent in any other Loan Document shall be satisfied;

(d)           No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)           With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.         COLLATERAL

7.1.         Grant of Security Interest.  To secure the prompt payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all Property of Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)           all Accounts;

(b)           all Chattel Paper, including electronic chattel paper;

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(c)           all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)           all Deposit Accounts;

(e)           all Documents;

(f)           all General Intangibles, including Intellectual Property;

(g)           all Goods, including Inventory, Equipment and fixtures;

(h)           all Instruments;

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)           all Supporting Obligations;

(l)           all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral;

(m)           all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)           all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2.         Lien on Deposit Accounts; Cash Collateral.

7.2.1        Deposit Accounts.  To further secure the prompt payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Borrower hereby authorizes and directs each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained by Borrower, without inquiry into the authority or right of Lender to make such request.

7.2.2        Cash Collateral.  Any Cash Collateral may be invested, at Lender's discretion and with the consent of Borrower, but Lender shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss.  Borrower hereby grants to Lender a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere.  Lender may apply Cash Collateral to the payment of any Obligations, in such order as Lender may elect, as they become due and payable.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender.  Borrower or other Person claiming through or on behalf of any Borrower shall not have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3.         Reserved.

7.4.         Other Collateral.

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7.4.1        Commercial Tort Claims.  Borrower shall promptly notify Lender in writing if Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender.

7.4.2        Certain After-Acquired Collateral.  Borrower shall promptly notify Lender in writing if, after the Closing Date, Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender's request, shall promptly take such actions as Lender deems appropriate to effect Lender's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver.  If any Collateral is in the possession of a third party, at Lender's request, Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

7.5.         No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral.

7.6.         Further Assurances; Extent of Liens.  Promptly upon request, Borrower shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Lender deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Borrower authorizes Lender to file any financing statement that indicates the Collateral as "all assets" or "all personal property" of Borrower, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.  All of Lender's Liens on Collateral (and all evidences of such Liens), whether effected hereunder or under any other Loan Document, are granted to Lender as agent for the benefit of all Secured Parties.

7.7.         Foreign Subsidiary Stock.  Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

SECTION 8.         COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Certificates.  As soon as available but in any event (i) within 3 Business Days after the end of each calendar week for so long as Availability is greater than or equal to $1,500,000 or (ii) daily following any day on which Availability is less than $1,500,000 and continuing until Availability has equaled or exceeded $1,500,000 for at least 45 consecutive days, Borrower shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business, and at such other times as Lender may request.  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Lender may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2.          Administration of Accounts.

8.2.1        Records and Schedules of Accounts.  Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request.  Borrower shall also provide to Lender, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request.  If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, Borrower shall notify Lender of such occurrence promptly (and in any event within one Business Day) after Borrower has knowledge thereof.

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8.2.2        Taxes.  If an Account of Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

8.2.3        Account Verification.  Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise.  Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

8.2.4        Maintenance of Dominion Account.  Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Lender.  Borrower shall obtain an agreement (in form and substance satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender's control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account is not maintained with Lender, Lender may require immediate transfer of all funds in such account to a Dominion Account maintained with Lender.  Lender assumes no responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5        Proceeds of Collateral.  Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.         Administration of Inventory.

8.3.1        Records and Reports of Inventory.  Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports in form satisfactory to Lender, on such periodic basis as Lender may request.  Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request.  Lender may participate in and observe each physical count.

8.3.2        Returns of Inventory.  Borrower shall not return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $100,000; and (d) any payment received by Borrower for a return is promptly remitted to Lender for application to the Obligations.

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8.3.3        Acquisition, Sale and Maintenance.  Borrower shall not acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  Borrower shall not sell any Inventory on consignment or approval or any other basis under which the customer may return or require Borrower to repurchase such Inventory.  Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Administration of Equipment.

8.4.1        Records and Schedules of Equipment.  Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to Lender.  Promptly upon request, Borrower shall deliver to Lender evidence of their ownership or interests in any Equipment.

8.4.2        Dispositions of Equipment.  Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3        Condition of Equipment.  The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.  Borrower shall not permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.         Administration of Deposit Accounts.  Schedule 8.5 sets forth all Deposit Accounts maintained by Borrower, including all Dominion Accounts.  Borrower shall take all actions necessary to establish Lender's control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more that $10,000 at any time).  Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender) to have control over a Deposit Account or any Property deposited therein.  Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 8.5 to reflect same.

8.6.         General Provisions.

8.6.1        Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at the business locations set forth in Schedule 8.6.1, except that Borrower may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Lender.

8.6.2        Insurance of Collateral; Condemnation Proceeds.

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(a)           Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Lender) satisfactory to Lender.  All proceeds under each policy shall be payable to Lender.  From time to time upon request, Borrower shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as loss payee; (ii) requiring 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor.  Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender.  If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b)           Any proceeds of insurance (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Lender.  Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding, other than the Term Loan.  Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to the Term Loan, then to Revolver Loans and then to other Obligations.

(c)           If requested by Borrower in writing within 15 days after Lender's receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrower may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Lender; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrower complies with disbursement procedures for such repair or replacement as Lender may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $3,000,000.

8.6.3        Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrower.  Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower's sole risk.

8.6.4        Defense of Title to Collateral.  Borrower shall at all times defend its title to Collateral and Lender's Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7.         Power of Attorney.  Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Lender, or Lender's designee, may, without notice and in either its or Borrower's name, but at the cost and expense of Borrower:

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(a)           Endorse Borrower's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender's possession or control; and

(b)           During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which Borrower is a beneficiary; and (xii) take all other actions as Lender deems appropriate to fulfill Borrower's obligations under the Loan Documents.

SECTION 9.         REPRESENTATIONS AND WARRANTIES

9.1.          General Representations and Warranties.  To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, Borrower represents and warrants that:

9.1.1        Organization and Qualification.  Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2        Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3        Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

9.1.4        Capital Structure.  Schedule 9.1.4 shows, for Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Lender's Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

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9.1.5        Title to Properties; Priority of Liens.  Borrower and each Subsidiary have good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens.  Borrower and each Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender's Liens.

9.1.6        Accounts.  Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto.  Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)           it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)           it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)           it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Lender on request;

(d)           it is not subject to any offset, Lien (other than Lender's Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)            no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the Borrower is the sole payee or remittance party shown on the invoice;

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and

(g)           to the best of Borrower's knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the Borrower's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

9.1.7        Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder's equity, of Borrower and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrower and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since December 31, 2009, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Borrower and each Subsidiary are Solvent.

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9.1.8         Surety Obligations.  No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9         Taxes.  Borrower and each Subsidiary have filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of Borrower and each Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10      Brokers.  There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11      Intellectual Property. Borrower and each Subsidiary own or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to Borrower's knowledge, threatened Intellectual Property Claim with respect to Borrower, any Subsidiary or any of their Property (including any Intellectual Property).  Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11.

9.1.12      Governmental Approvals.  Borrower and each Subsidiary have, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13      Compliance with Laws.  Borrower and each Subsidiary have duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law.  No Inventory has been produced in violation of the FLSA.

9.1.14      Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14, to Borrower’s knowledge, no Borrower's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  No Borrower or Subsidiary has received any Environmental Notice.  No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

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9.1.15      Burdensome Contracts.  No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16      Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower's knowledge, threatened against Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower or Subsidiary.  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000).  No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17      No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.  There is no basis upon which any party (other than Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18      ERISA.  Except as disclosed on Schedule 9.1.18:

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)           With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

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9.1.19      Trade Relations.  There exists no actual or threatened termination, limitation or modification of any business relationship between Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20      Labor Relations.  No Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  There are no material grievances, disputes or controversies with any union or other organization of any Borrower's or Subsidiary's employees, or, to Borrower's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21       Payable Practices.  No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22       Not a Regulated Entity.  No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23      Margin Stock.  No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2.          Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.       COVENANTS AND CONTINUING AGREEMENTS

10.1.       Affirmative Covenants.  As long as any Commitment or Obligations are outstanding, Borrower shall, and shall cause each Subsidiary to:

10.1.1      Inspections; Appraisals.

(a)           Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of Borrower or Subsidiary, inspect, audit and make extracts from Borrower's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants Borrower's or Subsidiary's business, financial condition, assets, prospects and results of operations.  Lender shall not have any duty to Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Borrower.  Borrower acknowledges that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrower shall not be entitled to rely upon them.

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(b)           Reimburse Lender for all its charges, costs and expenses in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Lender deems appropriate, up to three times per Loan Year; and (ii) appraisals of Inventory, Equipment up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits.  Subject to and without limiting the foregoing, Borrower specifically agrees to pay Lender's then standard charges for each day that an employee of Lender or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Lender's internal appraisal group.  This Section shall not be construed to limit Lender's right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2      Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:

(a)           as soon as available, and in any event within 105 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;

(b)           as soon as available, and in any event within 20 days after the end of each month (but within 75 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)           concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d)           concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements;

(e)           not later than 20 days prior to the end of each Fiscal Year, projections of Borrower's consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f)           at Lender's request, a listing of Borrower's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;

(g)           promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower;

LOAN AND SECURITY AGREEMENT -

(h)           promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)            such other reports and information (financial or otherwise) as Lender may request from time to time in connection with any Collateral or Borrower's, Subsidiary's or other Obligor's financial condition or business;

(j)            as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Lender; and

(k)           as soon as available, and in any event no fewer than three times per Fiscal Year as requested by Lender if no Event of Default has occurred, a field examination, and at such other times as may be requested by Lender if a Default or an Event of Default has occurred, a field examination and appraisal of Inventory, in form and substance satisfactory to Lender.

10.1.3       Notices.  Notify Lender in writing, promptly after Borrower's obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $50,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrower' independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4      Landlord and Storage Agreements.  Upon request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5      Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6       Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

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10.1.7      Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Lender) satisfactory to Lender, (a) with respect to the Properties and business of Borrower and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $3,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Lender.

10.1.8       Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrower and Subsidiaries in full force and effect; promptly notify Lender of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any License.

10.1.9      Future Subsidiaries.  Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall require to evidence and perfect a Lien in favor of Lender on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall deem appropriate.

10.1.10    Depository Bank.  Maintain Lender as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services.

10.1.11    Reserved.

10.1.12    Key Man Life Insurance.  Maintain life insurance policies, with insurers satisfactory to Lender, insuring the life of Douglas J. Kramer in an amount at least equal to $2,500,000, with respect to which the owner and beneficiary shall be Borrower and all proceeds shall be collaterally assigned to Lender pursuant to an Insurance Assignment in form and substance acceptable to Lender.

10.1.13    Principal Depository Bank.  Borrower and each Subsidiary will maintain Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

10.1.14    Liquidity Forecast.  Not later than the third Business Day following any three consecutive Business Days on which Availability is less than $500,000, Borrower will deliver to Lender a liquidity forecast, forecasting Borrower’s Availability for the next succeeding 20 Business Days thereafter, which forecast shall be in form and substance satisfactory to Lender and demonstrate, to Lender’ satisfaction in its discretion, adequate available liquidity for Borrower’s operations during such period.

10.1.15    Canadian Operations.  Not later than thirty (30) days after the end of any fiscal quarter in which the aggregate Canadian Sales for the four (4) preceding fiscal quarters then ended exceed --**--, Borrower shall notify Lender that Canadian Sales for such period exceeded such amount and provide information and documentation to Lender, in form and substance satisfactory to Lender, with regard to each of the following matters, in each case demonstrating such matters to Lender’s satisfaction in its sole discretion: (i) the structure of operations of the Canadian portion of Borrower's business, including without limitation, any continuation as an unincorporated branch and all loan, security and related documentation ( including opinions confirming the enforceability of  Lender's first priority Liens), (ii) Borrower's compliance with all covenants under the Loan Documents, including without limitation, the payment and remittance of all Taxes, including corporate, harmonized or other sales, excise, customs and withholding Taxes, in respect of the Canadian portion of Borrower's business and/or any collection and remittance to Borrower or any other Person in the United States or to Lender or deposit accounts controlled or swept by Lender (and if requested by Lender, Borrower covenants and agrees to provide documentary evidence of the calculation, payment and remittance to Canada Revenue Agency and other applicable taxing authorities in Canada to the satisfaction of Lender) and (iii) any inclusion in the Borrowing Base of Inventory located in Canada or Accounts payable by residents of Canada.

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10.2.       Negative Covenants.  As long as any Commitment or Obligations are outstanding, Borrower shall not, and shall cause each Subsidiary not to:

10.2.1       Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)           the Obligations;

(b)           Subordinated Debt;

(c)           Permitted Purchase Money Debt;

(d)           Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e)           Bank Product Debt;

(f)           Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $100,000 in the aggregate at any time;

(g)           Permitted Contingent Obligations;

(h)           Refinancing Debt as long as each Refinancing Condition is satisfied; and

(i)             Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $100,000 in the aggregate at any time.

10.2.2      Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

(a)           Liens in favor of Lender;

(b)           Purchase Money Liens securing Permitted Purchase Money Debt;

(c)           Liens for Taxes not yet due or being Properly Contested;

(d)           statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower or Subsidiary;

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(e)           Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Lender's Liens;

(f)            Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)           Liens arising by virtue of a judgment or judicial order against Borrower or Subsidiary, or any Property of Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender's Liens;

(h)           easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)             normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and

(j)            existing Liens shown on Schedule 10.2.2.

10.2.3      Capital Expenditures.  Make Capital Expenditures in excess of $625,000 in the aggregate during any Fiscal Year.

10.2.4      Distributions; Upstream Payments.  Declare or make any Distributions, except Upstream Payments or Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5       Restricted Investments.  Make any Restricted Investment.

10.2.6      Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to Borrower.

10.2.7       Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; and (c) deposits with financial institutions permitted hereunder

10.2.8       Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Lender).

10.2.9      Fundamental Changes.  Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

LOAN AND SECURITY AGREEMENT -

10.2.10     Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director's qualifying shares.

10.2.11    Organic Documents.  Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date.

10.2.12     Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrower and Subsidiaries.

10.2.13     Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14     Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15    Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16     Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17     Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors' fees and indemnities; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.

10.2.18     Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19    Amendments to Subordinated Debt.  Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lender; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.       Financial Covenants.  As long as any Commitment or Obligations are outstanding, Borrower shall:

LOAN AND SECURITY AGREEMENT -

10.3.1      Minimum EBITDA.  Maintain EBITDA, for each of the testing periods shown in the table below, at least equal to the amount set forth adjacent to such testing period as shown in the table below:

Testing Period	Minimum EBITDA

Six calendar months ending June 30, 2010:	$1,700,000
Seven calendar months ending July 31, 2010:	$2,000,000
Eight calendar months ending August 31, 2010:	$2,450,000
Nine calendar months ending September 30, 2010:	$3,050,000
Ten calendar months ending October 31, 2010:	$3,750,000
Eleven calendar months ending November 30, 2010:	$4,050,000
Twelve calendar months ending December 31, 2010:	$4,350,000

10.3.2      Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, which shall be tested monthly beginning as of January 2011.

SECTION 11.       EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.       Events of Default.  Each of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)           Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)           Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)           Borrower breaches or fails to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d)           An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)           A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(f)           Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $100,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)           Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $50,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

LOAN AND SECURITY AGREEMENT -

(h)           A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $100,000;

(i)            An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)            An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and:  the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)           An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)            An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor's business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)           A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2.       Remedies upon Default.

11.2.1       If an Event of Default described in Section 11.1(j) occurs with respect to Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind.

11.2.2      If an Event of Default described in Section 11.1(j) occurs with respect to Guarantor Richard J. Kurtz or if an Event of Default described in Section 11.1(e) occurs as a result of action by Guarantor Richard J. Kurtz or in the event of the death of Guarantor Richard J. Kurtz, then, in any such event, Lender may in its discretion declare the Term Loan and all Obligations relating to the Term Loan to be immediately due and payable, whereupon the Term Loan and all such related Obligations shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

11.2.3      Without limiting Section 11.2.1 or Section 11.2.2, if any Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a)           declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

LOAN AND SECURITY AGREEMENT -

(b)           terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)           require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)           exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable.  Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable.  Lender shall have the right to conduct such sales on any Obligor's premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.       License.  Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrower, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Borrower's rights and interests under Intellectual Property shall inure to Lender's benefit.

11.4.       Setoff.  At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.       Remedies Cumulative; No Waiver.

11.5.1      Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Borrower under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Lender are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

LOAN AND SECURITY AGREEMENT -

11.5.2      Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by Borrower with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.       MISCELLANEOUS

12.1.       Consents, Amendments and Waivers.

12.1.1      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents.

12.1.2      Amendments and Other Modifications.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement.  Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

12.2.       Indemnity.  BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

12.3.       Notices and Communications.

12.3.1       Notice Address.  Subject to Section 4.1.3, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

12.3.2      Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3.  Lender make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

LOAN AND SECURITY AGREEMENT -

12.3.3      Non-Conforming Communications.  Lender may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of Borrower.

12.4.       Performance of Borrower's Obligations.  Lender may, in its discretion at any time and from time to time, at Borrower's expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrower, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans.  Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

12.5.       Credit Inquiries.  Borrower hereby authorizes Lender (but it shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or Subsidiary.

12.6.       Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

12.7.       Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

12.8.       Counterparts.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

12.9.       Entire Agreement.  Time is of the essence of the Loan Documents.  The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

12.10.     No Control; No Advisory or Fiduciary Responsibility.  Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm's-length commercial transactions between Borrower and such Person; (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrower is capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by Applicable Law, Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

LOAN AND SECURITY AGREEMENT -

12.11.     Confidentiality.  Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrower.  Notwithstanding the foregoing, Lender may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower's businesses, and may use Borrower's logos, trademarks or product photographs in advertising materials.  As used herein, "Information" means all information received from an Obligor or Subsidiary relating to it or its business, that is identified as confidential when delivered.  Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information.  Lender acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

12.12.     Reserved.

12.13.     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

12.14.     Consent to Forum.

12.14.1           Forum.  BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER DALLAS COUNTY, TEXAS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1.  Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

LOAN AND SECURITY AGREEMENT -

12.15.     Waivers by Borrower.  To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrower.  Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.16.     Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act.  Lender will also require information regarding each personal guarantor, if any, and may require information regarding Borrower's management and owners, such as legal name, address, social security number and date of birth.

12.17.     NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

LOAN AND SECURITY AGREEMENT -

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ H. Michael Wills, SVP
H. Michael Wills, Senior Vice President
Address:
901 Main Street, 11th Floor
Dallas, Texas 75202
TX1-492-11-23
	Attention:	H. Michael Wills
Senior Vice President
	Telecopy:	(214) 209-4766

BORROWER:

LAPOLLA INDUSTRIES, INC.

By:	/s/ Michael T. Adams, EVP
Michael T. Adams, Executive Vice President
Address:
Lapolla Industries, Inc.
15402 Vantage Parkway East
Suite 322
Houston, Texas 77032
	Attn:	Michael T. Adams, EVP
	Telecopy:	(281) 219-4710

LOAN AND SECURITY AGREEMENT -

SCHEDULE 1.1
to
Loan and Security Agreement

CERTAIN ACCOUNT DEBTORS

---Confidential Information---

SCHEDULE 9.1.4 -

SCHEDULE 8.5
to
Loan and Security Agreement

DEPOSIT ACCOUNTS

---Confidential Information---

SCHEDULE 9.1.4 -

SCHEDULE 8.6.1
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BUSINESS LOCATIONS

1.	Borrower currently has the following business locations, and no others:

Chief Executive Office:	Lapolla Industries, Inc. - Houston Office (Headquarters)
15402 Vantage Parkway East, Suite 322
Houston, Texas  77032

Other Locations:	Lapolla Industries, Inc. - Canada Registered Office
6707 Goreway Drive, Unit 8
Mississauga, Ontario  L4V 1P7

Lapolla Industries, Inc. - Georgia Office
145 Newborn Road
Rutledge, Georgia  30663

Lapolla Industries, Inc. - New Jersey Office
270 Sylvan Avenue, Suite 3
Englewood Cliffs, New Jersey  07632

Lapolla Industries, Inc. - Florida Sales Office
1280 Northwest 22nd Street
Pompano Beach, Florida  33069

2.	In the five years preceding the Closing Date, Borrower has had no office or place of business located in any county other than as set forth above, except:

Lapolla Industries, Inc. - Arizona Office (Closed 2008)
441 West Geneva Drive
Tempe, Arizona  85282

Lapolla Industries, Inc. - Florida Office (Old Headquarters)
718 South Military Trail
Deerfield Beach, Florida  33442

3.	Each Subsidiary currently has the following business locations, and no others: (Not Applicable)

Chief Executive Office: N/A

Other Locations: N/A

4.	The following bailees, warehouseman, similar parties and consignees hold inventory of Borrower or Subsidiary:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory
(See below details)	(All Bonded Warehouses)	TBD	Borrower

---Confidential Information---

SCHEDULE 9.1.4 -

SCHEDULE 9.1.4
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Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of Borrower and Subsidiary are as follows:

Borrower:
Lapolla Industries, Inc.
Incorporated in Delaware
Authorized Shares:

Preferred Stock, par value $1.00 per share: 2,000,000 shares authorized, of which 25,000 shares are designated as Series D
Common Stock, par value $.01: 98,000,000 shares authorized

Issued Shares:
Series D Preferred Stock:  15,242 shares (as of August 31, 2010)
Common Stock:  63,944,803 shares  (as of June 30, 2010)

Subsidiary:
None

2.
The record holders of Equity Interests of Borrower and Subsidiary are as follows:  Borrower is a publicly traded company with approximately 4,000 shareholders. The following is an extract of information disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2009 with respect to the ownership of Equity Interests by the Borrower’s officers, directors and holders of at least five percent (5%) of the Borrower’s outstanding common stock:

Directors and Executive Officers

Preferred Stock

Richard J. Kurtz is the sole owner and Holder of all issued and outstanding Series D Preferred Stock as of June 30, 2010.

Common Stock

The following table sets forth information as of March 25, 2010, regarding the beneficial ownership of common stock by (i) each director, (ii) CEO, CFO, and other executive officers, and (iii) all of our directors, named executive officers and executive officers as a group.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to the table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to vesting or options that are currently exercisable or exercisable within 60 days of March 25, 2010 are considered outstanding and beneficially owned by the person granted the shares or holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

SCHEDULE 9.1.4 -

SECURITY OWNERSHIP OF MANAGEMENT TABLE

Beneficial Owner	Shares of Common Stock Owned	Rights to Acquire Shares of Common Stock)	Total Shares of Common Stock Beneficially Owned	Percent of Class
Directors:
Richard J. Kurtz, Chairman of the Board (5)	40,564,149	200,000	40,764,149	56.87%
Lt. Gen. Arthur J. Gregg, US Army (Ret)	—	99,900	199,900	0.14%
Jay C. Nadel (1)	1,011,238	272,562	1,283,800	1.79%
Augustus J. Larson	—	59,940	59,940	0.08%
Howard L. Brown	—	269,983	269,983	0.38%
Douglas J. Kramer (6)	—	562,500	562,500	0.78%
Michael T. Adams (7)	20,000	80,000	100,000	0.14%

Executive Officers:
Paul Smiertka (Deceased 8/30/09) (8)	—	33,333	33,333	0.05%
Neil S. Burns (Resigned 11/11/09) (9)	—	—	—	—

All directors and executive officers listed above as a group	41,595,387	1,578,218	43,173,605	60.23%
Notes:
(1) On February 18, 2010, the remaining 72,762 stock award shares transferred to Mr. Nadel by the Chairman vested. Refer to Director Compensation Table above for more information.
(2) On January 15, 2010, an aggregate of 407,900 stock options vested for non-employee directors, of which 75,000, 150,000, 45,000, and 137,900 options were for Mr. Gregg, Mr. Nadel, Mr. Larson, and Mr. Brown, respectively. Refer to Director Compensation Table above for more information.
(3) Represents common stock which the person has the right to acquire within 60 days after March 25, 2010. For current and former executive officers - Mr. Kramer, Mr. Adams, and Mr. Smiertka, each have 2,500,000, 80,000, and 33,333 vested stock options, of which 562,500, 80,000, and 33,333 are exercisable, respectively; and directors – Mr. Kurtz, Mr. Gregg, Mr. Nadel, Mr. Larson, and Mr. Brown have 200,000, 225,000, 450,000, 135,000, and 500,000 vested stock options, of which 200,000, 99,900, 199,800, 59,940, and 269,983 are exercisable, respectively. Refer to Item 11 – Executive and Director Compensation for more information.
(4) Based on 71,679,512 shares of our common stock outstanding at March 25, 2010 (Includes those shares in the “Rights to Acquire Shares of Common Stock” column in this table and the Security Ownership of Certain Beneficial Owners Table below).
(5) In addition to shares held in the individual’s sole name, this amount owned includes 1,000,000 shares held by the spouse of the named person.
(6) Mr. Kramer is also our CEO and President.
(7) Mr. Adams is also our Interim CFO, CGO, EVP and Secretary.
(8) Mr. Smiertka started as CFO and Treasurer on March 3, 2008 and passed away on August 30, 2009.
(9) Mr. Burns started as CFO on October 28, 2009 and resigned on November 11, 2009.

SCHEDULE 9.1.4 -

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS TABLE

Except as set forth in the above and below tables, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

	Shares of	Rights to	Total Shares of
	Common Stock	Acquire Shares of	Common Stock	Percent
Name and Address of Beneficial Owners (1)	Owned	Common Stock (1) (2)	Beneficially Owned	of Class (3)
ComVest Capital LLC	—	5,746,753	5,746,753	8.02%
ComVest Capital Management LLC
ComVest Group Holdings, LLC
Michael S. Falk
One North Clematis, Suite 300
West Palm Beach, Florida 33401
Notes:
(1) Based on the information provided pursuant to a joint statement on a Schedule 13G filed with SEC on February 26, 2007, the name of the Reporting Person is ComVest Capital LLC, a Delaware limited liability company ("ComVest"), as adjusted by the Company for principal repayments on the Convertible Term Note, Conversion Price Adjustments, and subsequent modifications (See (2) below). ComVest is a private investment company. The managing member of ComVest is ComVest Capital Management LLC, a Delaware limited liability company ("Management"), the managing member of which is ComVest Group Holdings, LLC, a Delaware limited liability company ("CGH"). Michael Falk ("Falk") is the Chairman and principal member of CGH. Falk is a citizen of the United States of America. The group of beneficial owners share the same principal business address provided in this table.
(2) Based on 71,679,387 shares of our common stock outstanding at March 25, 2010 (Includes those shares in the “Rights to Acquire Shares of Common Stock” column in this table and the Security Ownership of Management Table above).
(3) The Company entered into a Revolving Credit and Term Loan Agreement on February 21, 2007 with ComVest Capital LLC (“ComVest”), which was amended on June 12, 2007 (“Loan Agreement”), under which ComVest agreed to: (i) loan up to $5,000,000 under a revolving credit note (“Revolving Credit Note”); (ii) execute a $2,000,000 convertible term note (“Convertible Term Note”); (iii) issue certain warrants (“Warrants”) to ComVest; and (iv) register the underlying shares issuable under the Convertible Term Note and the Warrants. On June 30, 2008, the Company and ComVest amended and restated the Loan Agreement, Revolving Credit Note, and Convertible Term Note, amended the existing Warrants, and issued a new warrant (“New Warrant”).  The Revolving Credit Note, as amended and restated, was increased to make up to $9,500,000 available, and bears interest according to a coverage ratio formula with a coverage ratio ranging from 1.0 to 2.0 and Prime rate ranging from Prime plus 1% to Prime plus 0%. The coverage ratio formula is defined as the ratio of (i) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) minus capital expenditures paid in cash, to (ii) Debt Service (as such terms are defined in the Loan Agreement), in each case for the fiscal quarter ending on the date of the subject financial statements and calculation, and (b) the term “Prime Rate” shall mean the “prime rate” or “base rate” of interest publicly announced by Citibank, N.A. The term of the Revolving Credit Note was extended to August 31, 2010. The Convertible Term Note, as amended and restated, was increased to $3,000,000, bears interest at 10% per annum, the principal is payable (i) in thirteen (13) equal monthly installments of $83,333.33 each, due and payable on the first day of each calendar month commencing July 1, 2009 and continuing through and including August 1, 2010, and (ii) in a final installment due and payable on August 31, 2010 in an amount equal to the entire remaining principal balance, and is convertible optionally by ComVest at any time or mandatorily by Lapolla subject to satisfaction of certain conditions to common stock at the rate of $.77 per share. The Convertible Term Note was personally guaranteed by the Chairman of the Board. The existing Warrants, as amended, are for the purchase of an aggregate of 1,500,000 shares of common stock, exercisable at an adjusted price of $.60 per share and expire on a date extended to June 30, 2013. The New Warrant was issued for the purchase of 1,000,000 shares of common stock, is exercisable at a price of $.78 per share, and expires June 30, 2013.

3.	All agreements binding on holders of Equity Interests of Borrower and Subsidiaries with respect to such interests are as follows: None known.

SCHEDULE 9.1.4 -

4.
In the five years preceding the Closing Date, Borrower has not acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:  On July 1, 2008, Borrower made an asset acquisition.  Below are excerpts from the Borrower's Form 10-K for the year ended December 31, 2001 filed with the SEC:

Air-Tight Marketing and Distribution, Inc.

On July 1, 2008, Lapolla entered into and closed an Amended and Restated Asset Purchase Agreement (“Asset Purchase Agreement”) with Air-Tight Marketing and Distribution, Inc., a Georgia corporation (“AirTight”) and its stockholders, Larry P. Medford and Ted J. Medford (“Shareholders”), wherein the Company agreed to pay $1,500,000 in cash, issue 2,000,000 shares of restricted common stock, par value $.01, valued at $1,480,000 (calculated from the number of shares times the Lapolla closing price per share of $.74 on the date of closing), and forgive an outstanding trade receivable balance of $1,419,649 due from AirTight on the date of the closing, in exchange for certain assets and liabilities of AirTight. The Company paid $100,000 in cash at closing and issued a promissory note totaling $1,400,000 to AirTight and the AirTight Shareholders, payable in installments on the last day of each calendar year until paid in full by December 31, 2012. A contingency payment of $150,000 is included in the promissory note which is payable if certain AirTight sales goals are met during the period ended December 31, 2012.  Lapolla undertook efforts to audit the financial statements of AirTight in accordance with SEC rules and prior to completion of the audit determined based on the preliminary findings that certain adjustments needed to be made to the AirTight financial statements as originally presented to Lapolla. Lapolla notified the AirTight Shareholders of the adjustments and recorded a purchase price reduction equal to the amount due under the promissory note in accordance with the Asset Purchase Agreement and promissory note as of December 31, 2008. During 2009, Lapolla and the AirTight Shareholders settled their differences with respect to the purchase price reduction and Lapolla added back $270,258 under the promissory note, of which $90,086 was paid in December 2009, leaving a balance due of $180,172 under the promissory note. The $150,000 contingency will be recorded when it is more likely than not that the agreed upon AirTight sales goals will be met. Lapolla purchased AirTight’s customer base which includes commercial and residential spray foam insulation contractors. The basic assets purchased from AirTight include, but are not limited to, trademarks, customer list, Shareholder non-competes, inventories, equipment, accounts receivable, and goodwill. The results of AirTight’s operations have been included in Lapolla’s financial statements since July 1, 2008.

The following table summarizes the components of the adjusted AirTight purchase:

Cash	$100,000
Promissory Note	1,250,000
Purchase Price Reduction	(979,742)
Restricted Common Stock	1,480,000
Forgiven Lapolla Accounts Receivable	1,419,649
Subtotal	$3,269,907
Sales Goal Contingency Payment	150,000
Purchase Price Reduction	—
Total	$3,419,907

SCHEDULE 9.1.4 -

Purchase Price Allocation

The AirTight purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The goodwill acquired in the AirTight acquisition is not deductible for federal income tax purposes. The Company believes the fair values assigned to the AirTight assets acquired and liabilities assumed were based on reasonable assumptions. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Current Assets	$1,113,823
Property, Plant and Equipment	363,934
Identifiable Intangible Assets	1,700,000
Goodwill	2,283,827
Current Liabilities	(1,862,525)
Other Liabilities	(329,152)
Total	$3,269,907

The $150,000 contingency under the promissory note is not included in the above table and will be recorded when it is more likely than not that the agreed upon AirTight sales goals will be met. In connection with the allocation of the adjusted purchase price by Lapolla, $1,700,000 was attributed to Other Intangible Assets, of which $700,000 was assigned to trade names (15 year useful lives), $790,000 was assigned to the customer list (5 year useful life), and $210,000 was assigned to the Shareholder and sales force non-competes (5 year useful lives). The $2,283,827 of goodwill was assigned to the Foam segment.

SCHEDULE 9.1.4 -

SCHEDULE 9.1.11
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Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrower’s and Subsidiaries’ patents: None

2.	Borrower’s and Subsidiaries’ trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date
AIRTIGHT SPRAY FOAM INSULATION (logo)	Borrower	Pending	U.S. Application Serial No. 77/626,607	Filed December 4, 2008
AIRTIGHT SPRAYFOAM (logo)	Borrower	Pending	U.S. Application Serial No. 77/561,420	Filed September 3, 2008
AIRTIGHT SPRAYFOAM (wording only)	Borrower	Pending	U.S. Application Serial No. 77/561,374	Filed September 3, 2008
AIRTIGHT (wording only)	Borrower	Pending	U.S. Application Serial No. 77/561,343	Filed September 3, 2008
THERMO-FLEX (wording only)	Borrower	Pending	U.S. Application Serial No. 77/626,768	Filed December 4, 2008
THERM-O-FLEX (wording only)	Borrower	Pending	U.S. Application Serial No. 77/626,778	Filed December 4, 2008
AirTight Insulation, Inc. (logo)	Borrower	Registered	State of South Carolina Only	Registration – Renewed until December 15, 2013
AirTight SprayFoam (logo)	Borrower	Registered	State of South Carolina Only	Registration – Renewed until December 15, 2013
THERM-O-FLEX (wording only)	Borrower	Pending	U.S. Application Serial No. 77/626,778	Filed December 4, 2008
AirTight Insulation, Inc. (logo)	Borrower	Registered	State of South Carolina Only	Registration – Renewed until December 15, 2013
AirTight SprayFoam (logo)	Borrower	Registered	State of South Carolina Only	Registration – Renewed until December 15, 2013

3.	Borrower’s and Subsidiaries’ copyrights: None.

4.	Borrower's and Subsidiaries' licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions): None

SCHEDULE 9.1.11

SCHEDULE 9.1.14
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Loan and Security Agreement

ENVIRONMENTAL MATTERS

None

SCHEDULE 9.1.14 - Solo Page

SCHEDULE 9.1.15
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Loan and Security Agreement

RESTRICTIVE AGREEMENTS

None

SCHEDULE 9.1.15 - Solo Page

SCHEDULE 9.1.16
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Loan and Security Agreement

LITIGATION

None.

SCHEDULE 9.1.16 - Solo Page

SCHEDULE 9.1.18
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Loan and Security Agreement

PENSION PLAN DISCLOSURES

None.

SCHEDULE 9.1.18 - Solo Page

SCHEDULE 10.2.2
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Loan and Security Agreement

EXISTING LIENS

None.

SCHEDULE 10.2.2 - Solo Page

SCHEDULE 10.2.17
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Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

1.           Borrower's Chairman of the Board and sole Holder of the Series D Preferred Stock occasionally converts his accrued Series D Preferred Stock dividends into Equity.

2.           Borrower compensates its outside Board members under the following program (information extracted from the Borrower's Form 10-Q for the Quarterly Period Ended June 30, 2010 filed with the SEC):

(a)	Effective July 1, 2010, the Board of Directors of the Company adopted a Director Compensation Program that provides:

(i)           Each outside director will receive cash payments of $2,500.00 each quarter, payable at the end of each quarter; and

(ii)           Each outside directors will receive a stock grant of 100,000 shares, except Jay Nadel who will receive a stock grant of 500,000 shares, which stock grants will vest over a five-year period, with one fifth vesting at the end of each year beginning in 2010; provided, however, if there is a change in the control of the Company, all stock grants, which have not vested, will vest immediately upon the change in control.

SCHEDULE 10.2.17 - Solo Page